Exhibit 99.1
Visual Sciences, LLC

Financial Statements

Years Ended December 31, 2005 and 2004

Visual Sciences, LLC

Independent Auditors’ Report
Board of Directors and Members
Visual Sciences, LLC
We have audited the accompanying balance sheets of Visual Sciences, LLC (the Company) as of December 31, 2005 and 2004, and the related statements of operations, changes in members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visual Sciences, LLC at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the accompanying financial statements, the Company has restated its financial statements for the year ended December 31, 2004.
As discussed in Note 9 to the accompanying financial statements, on February 1, 2006, the Company was acquired.
/s/ BDO Seidman, LLP
Bethesda, Maryland
March 31, 2006

Visual Sciences, LLC
Balance Sheets

December 31,	2005	2004
		(As Restated)
Assets

Current assets
Cash and cash equivalents	$3,040,911	$2,481,331
Accounts receivable, net	2,556,896	1,722,320
Prepaid expenses and other current assets	170,482	64,598

Total current assets	5,768,289	4,268,249

Note receivable	40,207	—
Property and equipment, net	1,678,574	730,765

Total assets	$7,487,070	$4,999,014

Liabilities and Members’ Equity

Current liabilities
Accounts payable	$177,835	$156,066
Accrued expenses	343,111	93,516
Legal settlement payable	800,000	—
Unearned revenue	5,617,512	3,221,079

Total current liabilities	6,938,458	3,470,661

Unearned revenue	340,726	604,828

Total liabilities	7,279,184	4,075,489

Warrant redemption obligation	—	94,660

Members’ equity
Class A membership units, 794,166 and 10,000 units outstanding in 2005 and 2004, respectively	1,436,233	2,000
Class B convertible membership units, 20,000,000 units outstanding in 2005 and 2004, respectively	(1,360,736)	10,000
Class C convertible membership units, 12,188,690 and 11,025,228 units outstanding in 2005 and 2004, respectively	132,390	816,865

Total members’ equity	207,887	828,865

Total liabilities and members’ equity	$7,487,070	$4,999,014

See accompanying summary of accounting policies and notes to financial statements.

Visual Sciences, LLC
Statements of Operations

Years ended December 31,	2005	2004
		(As Restated)
Revenues	$8,784,160	$3,356,489

Cost of revenues	3,114,513	1,044,013

Gross margin	5,669,647	2,312,476

Operating expenses
General and administrative	2,037,771	869,475
Research and development	1,031,084	757,541
Sales and marketing	1,771,283	469,847
Legal settlement	1,000,000	—

Total operating expenses	5,840,138	2,096,863

Income from operations	(170,491)	215,613

Other income (expense)
Interest income	38,540	14,905
Interest expense	—	(1,143)

Net (loss) income	$(131,951)	$229,375

See accompanying summary of accounting policies and notes to financial statements.

Visual Sciences, LLC
Statements of Changes in Members’ Equity

	Class A		Class B Convertible		Class C Convertible
	Number	Members’	Number	Members’	Number	Members’
	of Units	Equity	of Units	Equity	of Units	Equity	Total

Balance, December 31, 2003, as previously reported	10,000	$2,000	20,000,000	$—	11,025,228	$616,972	$618,972

Prior period adjustment	—	—	—	10,000	—	(29,482)	(19,482)

Balance, December 31, 2003, as restated	10,000	2,000	20,000,000	10,000	11,025,228	587,490	599,490

Net income (as restated)	—	—	—	—	—	229,375	229,375

Balance, December 31, 2004	10,000	2,000	20,000,000	10,000	11,025,228	816,865	828,865

Equity based compensation	—	1,479,053	—	—	—	—	1,479,053

Unit options exercised	784,166	44,383	—	—	—	—	44,383

Warrant conversion	—	—	—	—	1,163,462	232,692	232,692

Distributions	—	(81,132)	—	(1,370,736)	—	(793,287)	(2,245,155)

Net loss	—	(8,071)	—	—	—	(123,880)	(131,951)

Balance, December 31, 2005	794,166	$1,436,233	20,000,000	$(1,360,736)	12,188,690	$132,390	$207,887

See accompanying summary of accounting policies and notes to financial statements.

Visual Sciences, LLC
Statements of Cash Flows

Years ended December 31,	2005	2004
		(As Restated)
Cash Flows from Operating Activities
Net income	$(131,951)	$229,375
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	245,106	70,173
Allowance for doubtful accounts	686,276	—
Warrant redemption obligation	138,032	94,660
Equity based compensation expense	1,479,053	—
Increase in assets and liabilities
Accounts receivable	(1,520,852)	(968,942)
Prepaid expenses and other current assets	(105,884)	(17,012)
Accounts payable	21,769	130,895
Accrued expenses	249,595	14,612
Legal settlement payable	800,000	—
Unearned revenue	2,132,331	2,449,890

Net cash provided by operating activities	3,993,474	2,003,651

Cash flows from investing activities
Purchases of property and equipment	(1,192,915)	(688,485)
Issuance of note receivable	(40,207)	—

Net cash used in investing activities	(1,233,122)	(688,485)

Cash flows from financing activities
Unit options exercised	44,383	—
Distributions	(2,245,155)	—

Net cash used in financing activities	(2,200,772)	—

Net increase in cash and cash equivalents	559,580	1,315,166

Cash and cash equivalents, beginning of year	2,481,331	1,166,165

Cash and cash equivalents, end of year	$3,040,911	$2,481,331

See accompanying summary of accounting policies and notes to financial statements.

Visual Sciences, LLC
Notes to Financial Statements
1.	Summary of Significant Accounting Policies
Organization and Nature of Business
Visual Sciences, LLC (the Company) is a Delaware limited liability company organized on February 28, 2001.
The members of the Company have entered into a Limited Liability Company Agreement dated February 28, 2001 (the LLC Agreement). In accordance with the LLC Agreement, the Company will continue to operate until December 31, 2099 unless the term is extended or the Company is dissolved as determined by the Management Board and approved by the Majority in Interest.
The Company develops and markets software, which can collect and incorporate raw data, process such data into business information and present the resulting business information in easy to understand graphical forms. The Company sells software licenses, as well as related software maintenance, technical support, training and professional services. The Company is headquartered in McLean, Virginia.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.
Allowance for Doubtful Accounts
An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of the Company’s customers to make required payments. Management considers the following factors when determining the collectibility of specific customer account: credit-worthiness, past transaction history and current economic industry trends. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Although it is reasonably possible that management’s estimate for uncollectible accounts could change in the near future, management is not aware of any events that would result in a change to its estimate which would be material to the Company’s financial position or results of operations. Management believes that an allowance for doubtful accounts of approximately $686,000 as of December 31, 2005 is adequate. However, actual write-offs might exceed the recorded allowance. No allowance for doubtful accounts was recorded at December 31, 2004.

Visual Sciences, LLC
Notes to Financial Statements
Property and Equipment
Property and equipment are recorded at cost and are depreciated over the estimated useful lives of the related assets, which ranges from 5 to 7 years for furniture and equipment and 3 years for software and domain names, using the straight-line method. When assets are sold or otherwise disposed of, the asset and the related accumulated depreciation are removed from the accounts, with any gain or loss reflected in current earnings. Repairs and maintenance are charged to expense when incurred.
Impairment of Long-Lived Assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between fair value and the carrying value of the asset.
Revenue Recognition
The Company enters into contractual arrangements with end users of its products that may include software licenses, maintenance and support services, professional services, managed services and OEM reseller license fees or various combinations thereof. The Company recognizes revenue generated from these sales in accordance Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, and EITF 00-3, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery of the product or service has occurred; the fee is fixed or determinable; and collectibility is probable. Unearned revenue consists of amounts billed to or collected from customers for products and services that have not met the criteria for revenue recognition.

Visual Sciences, LLC
Notes to Financial Statements
For contracts with multiple elements, revenue is allocated to each component of the contract based on the sales price of each element when sold separately (vendor specific objective evidence). The Company had insufficient vendor specific evidence as to the fair value for perpetual software licenses and maintenance and support services for the years ended December 31, 2005 and 2004. Due to the lack of vendor specific objective evidence, revenue recognition under multiple element contracts was deferred until the only undelivered element was maintenance and support services at which point revenue was recognized ratably over the remaining term of the initially contracted maintenance and support services period. When the Company enters into term software license agreements with customers, the associated license fees are recognized ratably over the contracted software license term.
For single element contracts, the Company recognizes revenues from maintenance and support services and managed services ratably over the term of the service period, which is typically twelve months. Payments for maintenance and managed services fees are generally made in advance. The Company recognizes professional services revenues from training and other implementation services as the services are provided.
Allocation of Net Profits and Losses
Profits and losses are allocated to the members in accordance with the terms of the LLC Agreement.
Income Taxes
The Company is a limited liability company treated as a partnership for income tax purposes and, as such, is not subject to income tax. Accordingly, no provision for income taxes is provided in the financial statements. Instead, the members are liable for individual income taxes on their respective share of the Company’s taxable income.
Capitalized Computer Software Costs
In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, software development costs are capitalized from the time the product’s technological feasibility has been established until the product is available for sale to the general public. The Company established technological feasibility in accordance with SFAS No. 86 using the working model method. During the years ended December 31, 2005 and 2004, no costs to internally develop software were capitalized, as the costs incurred between achieving technological feasibility and product release were minimal.

Visual Sciences, LLC
Notes to Financial Statements
Research and Development Costs
Research and development costs, including the design of product enhancements, are expensed as incurred and consist primarily of salaries, benefits and allocated overhead costs.
Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used in connection with the accounting for allowance for the doubtful accounts, depreciation, and contingencies, among others. Actual results could differ from those estimates.
Unit Options
The Company continues to follow the accounting provisions of Accounting Principles Board Opinion No. 25 (APB Opinion No. 25), Accounting for Stock Issued to Employees. Using the intrinsic value method prescribed in APB Opinion No. 25, compensation costs are measured as the excess, if any, of the estimated market price of the Company’s units at the date options were granted over the amount an employee must pay to acquire the unit.
The Company estimates the fair value of each option grant using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk-free rate of return 3.83-5.07%, expected option term of 5 to 10 years, and volatility of 0%.

Visual Sciences, LLC
Notes to Financial Statements
Had compensation cost for the employee options been recorded in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the net income would have been as follows:

Years ended December 31,	2005	2004

Net (loss) income, as reported	$(131,951)	$229,375
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(44,716)	(26,760)

Pro forma net (loss) income	$(176,667)	$202,615

Financial Instruments and Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-credit, quality financial institutions.
Reclassification
Certain expense amounts for 2004 were reclassified to conform with the 2005 presentation with no effect on the previously reported earnings.
New Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), Share-Based Payment, which revised SFAS No. 123, Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the statements of operations. The revised statement is effective for the year ending December 31, 2006. The Company is in the process of evaluating the impact of this statement on the financial statements.

Visual Sciences, LLC
Notes to Financial Statements
In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 became effective for fiscal years ending after December 15, 2005. The Company does not believe that the adoption of FIN 47 will have a material impact on the financial statements.
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS No. 154 will have a material impact on the financial statements.
2. Restatement
Subsequent to the issuance of the Company’s 2004 financial statements, the Company’s management determined that it had not properly applied certain accounting guidance contained in SOP 97-2, Software Revenue Recognition. As a result, the Company determined that it had incorrectly recognized revenue in multiple element arrangements. The Company has restated the accompanying financial statements for the year ended December 31, 2004 to correct the Company’s timing of the recognition of such revenues. The effects of the restatement were to decrease retained earnings at January 1, 2004 by $19,482, to decrease 2004 revenue by $1,175,892, and to increase unearned revenue by $1,195,374 at December 31, 2004.

Visual Sciences, LLC
Notes to Financial Statements
3. Property and Equipment
Property and equipment consists of the following at:

December 31,	2005	2004

Furniture and equipment	$1,853,117	$796,500
Software and domain names	205,333	69,035

	2,058,450	865,535

Less: accumulated depreciation	(379,876)	(134,770)

	$1,678,574	$730,765

4. Membership Equity
When the Company was formed, three (3) classes of Membership Units were established, Class A, Class B and Class C. Each class is entitled to share in the net income or loss proportionately to their number of Membership Units. Each class is entitled to one (1) vote per Membership Unit with the exception of Class B which is entitled to ten (10) votes per Membership Unit. Each Class C Membership Unit holder has the right of first refusal to purchase a share of newly issued equity securities that the Company may, from time to time, propose to sell and issue within an allocated time period after their initial offering. No member is entitled to a distribution prior to the termination of the Company.
Each Class B and Class C Membership Unit holder is entitled to convert such holder’s Membership Units into an equivalent Class A Membership Units at any time upon written notice to the Company. Each Class C Membership Unit shall automatically be converted into an equivalent Class A Membership Unit upon the effectiveness of a Qualified Public Offering.

Visual Sciences, LLC
Notes to Financial Statements
A summary of the status of the options granted and exercisable is presented below:

	Granted			Exercisable
		Weighted	Weighted		Weighted
		Average	Remaining		Average
	Number	Exercise	Contractual	Number	Exercise
	Outstanding	Price	Life (Years)	Outstanding	Price

$0.01	1,702,500	$0.01	1.25	1,702,500	$0.01
$0.10 to $0.12	875,000	$0.12	1.37	875,000	$0.12
$0.15 to $0.20	1,805,834	$0.19	3.98	1,052,497	$0.18
$0.25	2,322,500	$0.25	9.56	122,082	$0.25

	6,705,834	$0.16	5.34	3,752,079	$0.07

The following summary represents the activity under the Company’s option plan:

		Weighted
		Average
	Number of	Exercise
	Units	Price

Balance, December 31, 2003	4,822,500	0.09
Granted	1,045,000	0.20
Forfeited	(75,000)	0.24

Balance, December 31, 2004	5,792,500	0.11
Granted	2,122,500	0.25
Forfeited	(425,000)	0.24
Exercised	(784,166)	0.06

Balance, December 31, 2005	6,705,834	$0.16

Visual Sciences, LLC
Notes to Financial Statements
During 2005, the Company granted membership unit options with an exercise price lower than the fair value of the underlying membership unit on the date of grant. As a result, equity based compensation expense of $1,479,053 was recorded for the year ended December 31, 2005. All previously issued unit options have been granted at fair value on the date of grant.
5. Warrant Redemption Obligation
On March 30, 2004, the Company granted to a customer 1,163,462 warrants to purchase Class C membership units. In accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the warrants were measured at their fair market value of $232,692 using the Black-Scholes pricing model with the following assumptions: expected dividend yield of 0%, risk-free rate of return 4.24%, contractual term of 5 years, and volatility of 40%. The warrants vest over the term of the contract based on certain performance criteria and expire five years from the grant date. The Company recorded a sales discount of $138,032 and $94,660 for the year ended December 31, 2005 and 2004, respectively, for the vested warrants. All of the warrants were converted to Class C membership units in 2005.
6. Operating Lease
The Company signed a non-cancelable operating lease for new office space commencing in May 2006. The lease agreement expires in 2013. The Company leases its current office space on a month to month basis until the new lease commences. Rent expense for the years ended December 31, 2005 and 2004 was $163,218 and $68,949, respectively. Future minimum payments due under the new office space lease agreement are as follows:

Years ended December 31,

2006	$385,791
2007	657,634
2008	677,363
2009	697,684
2010 - 2013	2,413,157

Total future minimum lease payments	$4,831,629

Visual Sciences, LLC
Notes to Financial Statements
7. Settlement and Patent
On October 25, 2005, the Company resolved a patent infringement lawsuit filed in June 2005. The lawsuit settled on terms that are beneficial to both parties but material to Company operations. Under the terms of the settlement, the parties agreed to dismiss all pending legal claims and to enter into a licensing agreement granting the Company rights under certain of Licensor’s patents which are specified in the Settlement and Patent License Agreement.
The Company recorded an expense related to the settlement of $1,000,000 for the year ended December 31, 2005. The license agreement may require the Company to make additional payments as specified in the agreement contingent upon the Company reaching certain revenue thresholds in future years.
8. Supplemental Disclosure of Cash Flow Information

Years ended December 31,	2005	2004

Cash paid for interest	$—	$1,143

Supplemental disclosure of non cash investing and financing activities:
Conversion of warrants to Class C membership units	$232,692	$—

9. Subsequent Events
On February 1, 2006, the Company was purchased by WebSideStory, Inc. (WebSideStory). WebSideStory is a provider of on-demand and in-house digital marketing and customer analysis solutions. The total preliminary value assigned to the identified assets, liabilities and intangible assets was calculated by WebSideStory to be approximately $47.4 million consisting of approximately $22.0 million in cash, $5.4 million in warrants and $18.7 million in Senior Notes as well as estimated transaction expenses of $1.3 million.